Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 pwinvestor@pondel.com	Daniel Whelan Platinum Equity 310-282-9202 dwhelan@platinumequity.com

Platinum Equity Completes Acquisition of Electro Rent

LOS ANGELES – August 10, 2016 – Platinum Equity announced today it has completed the acquisition of Electro Rent Corporation for approximately $382 million, which represents a purchase price of $15.50 per share of Electro Rent common stock.

Electro Rent previously traded on the Nasdaq Global Select Market under the ticker symbol “ELRC.” After the close of the Nasdaq Global Select Market on August 10, 2016, trading of Electro Rent’s common stock ceased and the listing of Electro Rent’s common stock was suspended.

The agreement followed the unanimous recommendation of Electro Rent’s board of directors. Electro Rent shareholders approved the transaction on August 5, 2016. Shareholders of Electro Rent will receive a letter of transmittal from Computershare as paying agent with instructions on how to cash in their shares of Electro Rent’s common stock.

“We are excited to get to work and support Electro Rent’s long-term growth strategy,” said Platinum Equity Partner Louis Samson. “We believe the company, its customers and OEM partners will benefit from our financial resources, operational expertise and commitment to delivering exceptional service.”

Latham & Watkins LLP served as legal counsel to Platinum Equity. Houlihan Lokey served as financial advisor to the Strategic Alternatives Committee of the Board of Directors of Electro Rent, and Sheppard, Mullin, Richter & Hampton LLP served as Electro Rent’s legal counsel.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity (http://www.platinumequity.com) is a global investment firm with more than $6 billion of assets under management and a portfolio of more than 25 operating companies that serve customers around the world. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 20 years Platinum Equity has completed more than 175 acquisitions.

About Electro Rent

Electro Rent Corporation (http://www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

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